NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                         THE ROBERT MONDAVI CORPORATION
                          TO BE HELD DECEMBER 12, 2003


To the Shareholders:

         The Annual Meeting of Shareholders of The Robert Mondavi Corporation (the "Company") will be held at the Napa Valley Marriott, 3425 Solano Avenue, Napa, California 94558, on Friday, December 12, 2003, at 4:00 p.m. local time, for the following purposes:

              1.  To elect three Class A Directors and seven Class B Directors;

              2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2004 fiscal year;

              3. To approve an amendment to the 1993 Equity Incentive Plan to reserve an additional 900,000 shares of Class A Common Stock for issuance under that plan; and

              4. To transact such other business as may properly come before the meeting and any adjournment thereof.

         All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record at the close of business on October 20, 2003 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

                                       By Order of the Board of Directors



                                        Mike Beyer, Secretary
Napa, California
October 28, 2003



            Immediately following the Annual Meeting of Shareholders
                  is a gala reception and tasting at the Robert
                     Mondavi Winery in Oakville, California.
     Please call (888) 766-6328 ext. 4092 for information and reservations.

                         THE ROBERT MONDAVI CORPORATION
                             7801 St. Helena Highway
                           Oakville, California 94562

                      -------------------------------------

                                 PROXY STATEMENT

                      -------------------------------------


         Your proxy in the form enclosed is solicited by the Board of Directors of The Robert Mondavi Corporation (the "Company") for use in voting at the Annual Meeting of Shareholders to be held on Friday, December 12, 2003 at 4:00 p.m. local time, or at any adjournment thereof. The Annual Meeting will be held at the Napa Valley Marriott, 3425 Solano Avenue, Napa, California 94558. This Proxy Statement and the enclosed form of proxy, together with the Company's Annual Report for fiscal 2003, were first mailed to shareholders on or about October 28, 2003.

         The Company's principal executive offices are located at 7801 St. Helena Highway, Oakville, California 94562, and its telephone number is (707) 226-1395.

         The shares represented by those proxies received, properly dated and executed, and not revoked, will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Secretary of the Company at the Company's principal executive offices, no later than the start of the Annual Meeting, a written notice of revocation or a duly executed proxy relating to the same shares bearing a later date than the revoked proxy, or by attending the Annual Meeting and voting the shares covered by the proxy in person. All shares represented by proxies that are properly dated, executed and returned, and which have not been revoked, will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, shares of Class A Common Stock will be voted FOR the election of the three nominees for Class A Directors listed in this Proxy Statement and FOR approval of proposal 2 and proposal 3 set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement. Similarly, if no specifications are made, shares of Class B Common Stock will be voted FOR the election of the seven Class B Directors listed in this Proxy Statement and FOR approval of proposal 2 and proposal 3.

         The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with shareholders either in person or by telephone or facsimile for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained Mellon Investor Services, at an estimated cost of $1,700, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

OUTSTANDING SHARES AND VOTING RIGHTS

         October 20, 2003 has been fixed as the record date for determining the holders of Class A Common Stock and the holders of Class B Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, the Company had outstanding 9,856,904 shares of Class A Common Stock and 6,509,734 shares of Class B Common Stock. Only holders of Class A Common Stock are entitled to vote in the election of Class A Directors. Only holders of Class B Common Stock are entitled to vote in the election of Class B Directors. On all matters other than the election of directors, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each Class A share entitled to one (1) vote, or a total of 9,856,904 Class A votes, and each Class B share entitled to ten (10) votes, or a total of 65,097,340 Class B votes.

         A majority of the outstanding shares of Class A Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class A Directors, and a majority of the outstanding shares of Class B Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class B Directors. On all other matters that may be presented at the meeting, the holders of shares entitled to cast a majority of the votes which could be voted thereon will constitute a quorum.

                              ELECTION OF DIRECTORS
                              (Proposal 1 on Proxy)

         The Company's Bylaws provide that the Board of Directors shall consist of not less than seven nor more than eleven directors. The Board of Directors, pursuant to the authority conferred on them by the Bylaws, have set the number of directors at eleven, three of whom are to be elected by holders of the Company's Class A Common Stock and eight of whom are to be elected by holders of the Class B Common Stock. Three Class A Directors and seven Class B Directors, named below, have been nominated for election at the Annual Meeting. Proxies cannot be voted for more directors than are nominated. Thus, there will be one vacancy on the board, which, under the Bylaws, may be filled by the Class B directors or the Class B shareholders. With the exception of Mr. Hall, each nominee is an incumbent director.

         Unless you request on your proxy card that voting of your proxy be withheld from any one or more of the following nominees for director, proxies of Class A Common Stock will be voted for the election of the three nominees for Class A Directors named below and proxies of Class B Common Stock will be voted for the election of the seven nominees for Class B Directors named below. In the event any nominee named below becomes unavailable for election, the proxies in the form solicited will be voted for an alternative or alternatives designated by the present Board of Directors. Directors serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

Nominees for Class A Directors

         Philip Greer, age 67, became a director of the Company in 1992. He is chairman of the Audit Committee and a member of the Nominating and Governance Committee. Mr. Greer is a Managing Director of Greer Family Consulting and Investments LLC, an investment company. He was a general partner of Weiss, Peck & Greer, an investment company, for over twenty-five years, and subsequently a Managing Director of Weiss, Peck & Greer, LLC. Mr. Greer is also a director of Federal Express Corporation and Blyth, Inc. He graduated from Princeton University and the Harvard Graduate School of Business.

         Anthony Greener, age 63, joined the board in September 2000, and is the Chairman of the Nominating and Governance Committee and a member of the Audit Committee and the Compensation Committee. Mr. Greener is Deputy Chairman of British Telecom, PLC, Chairman of the Qualifications and Curriculum Authority
(UK) and Chairman of the University for Industry, a company which distributes on-line learning materials principally in the U.K. He is the retired Chairman of Diageo, a leading global consumer goods company formed in 1997 from the merger of Grand Metropolitan and Guinness. From 1987 until 1997 he was a member of the Board of Directors, and latterly Chairman and CEO, of Guinness.

         John M. Thompson, age 60, joined the board in May 2002. He is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Thompson began his career with IBM Corporation in 1966 as a systems engineer in Canada and was elected Vice Chairman of the Board in August 2000, and retired in September 2002. He is the Chairman of the Board of the Toronto Dominion Bank Ltd., a director of The Thomson Corporation, and a member of the Supervisory Board of Royal Philips Electronics N.V. He is a graduate of the University of Western Ontario with a degree in Engineering Science.

Nominees for Class B Directors

         R. Michael Mondavi, age 60, is the Company's Chairman of the Board. He helped found the Robert Mondavi Winery with his father in 1966 and has been a member of the Board of Directors since that time. Michael Mondavi has served as Chairman of the Wine Institute and of the Napa Valley Vintners Association and as a director of the American Vineyard Foundation. Mr. Mondavi is a director of Parrott Investment Company, Inc. and Bridgeford Flying Services. He graduated from Santa Clara University.

         Marcia Mondavi Borger, age 56, has been a director of the Company since 1978. She has worked for the Company in various capacities since 1967. From 1982 to 1992, she was the Company's Vice President, Eastern Sales. She is a graduate of Santa Clara University.

         Timothy J. Mondavi, age 52, is the Company's Vice Chairman and Winegrower. He began working at the Robert Mondavi Winery in 1974 and has been a member of the Board of Directors since 1978. Timothy Mondavi is a member of the Napa Valley Wine Technical Group and has served as a director of the Wine Institute. He graduated from the University of California at Davis, where he studied viticulture and enology.

         Frank E. Farella, age 74, has been a partner in the law firm of Farella, Braun & Martel since 1962. He has been a director of the Company since 1992. He is a graduate of San Francisco State University and Stanford University Law School.

         Gregory M. Evans, age 55, was appointed to the Board of Directors, and became the Company's President and Chief Executive Officer, in May 2001. He was the Chief Operating Officer from 1998 to 2001 and the Chief Financial Officer from 1983 to 1998. Mr. Evans graduated from the University of California at Berkeley and holds an M.B.A. degree from the Harvard Graduate School of Business.

         Adrian Bellamy, age 61, joined the board in September 2002. He is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Bellamy is the former Chairman and CEO of DFS Group Limited, a specialty luxury goods retailer. He is also a director of The Body Shop International PLC (Executive Chairman), The Gap, Inc., Gucci Group N.V. (Chairman), Reckitt Benckiser PLC (Chairman), and Williams-Sonoma, Inc.

         Ted W. Hall, age 55, is General Partner of Long Meadow Ranch and is President of Long Meadow Ranch Winery. He also serves as Chairman of Tambourine, Inc., a specialty music production and distribution company and as Managing Director of Mayacamas Associates. Mr. Hall is a former Director of McKinsey & Company. He graduated from Princeton University and holds an M.B.A. degree from Stanford University Graduate School of Business.

Recommendation

         The Board of Directors recommends that Class A shareholders vote FOR re-election of the above-named Class A Directors and that Class B shareholders vote FOR re-election of the above-named Class B Directors.

Vote Required

         The three nominees for Class A Directors and the seven nominees for Class B Directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as Class A Directors and Class B Directors, respectively. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends so to treat them.

Other Executive Officers

         The following are additional executive officers of the Company. All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreement.

         Peter Mattei, age 51, was appointed Senior Vice President, Group Production in July 2001. Prior to that he had been the Company's Senior Vice President, Production and Vineyards since 1991. Mr. Mattei holds a B.S. degree from the University of California at Davis and an M.B.A. degree from Stanford University.

         Michael K. Beyer, age 54, became the Company's Senior Vice President, General Counsel and Secretary in 1992. From 1976 to 1992, he was in private law practice in Silicon Valley and San Francisco. Mr. Beyer graduated from Harvard College and Boalt Hall School of Law of the University of California.

         Mitchell J. Clark, age 54, was appointed Senior Vice President, USA Sales in July 2001. Mr. Clark began working for the Company in 1979 and became Senior Vice President, Sales in 1994. He is a graduate of San Diego State University.

         Steven R. Soderberg, age 43, was appointed Senior Vice President, IT and Logistics in July 2001. Mr. Soderberg joined the Company in January 1998 as Senior Vice President, Information Systems. Prior to joining the Company he was Director of Information Systems, responsible for both International Information Systems and Application Development, at Symantec Corporation. Mr. Soderberg is a graduate of Stanford University.

         Henry J. Salvo, Jr., age 55, was appointed Executive Vice President and Chief Financial Officer in July 2001. Mr. Salvo joined the company in July 2000 as Senior Vice President and Chief Financial Officer. Prior to joining the Company he was Vice President and Treasurer for The Clorox
Company. Mr. Salvo graduated from the University of California at Berkeley and holds an M.B.A. degree from California State University Hayward.

         Gregory J. Brady, age 42, was appointed Senior Vice President, Joint Ventures and Arrowood in July 2001. He joined the Company in 1992 as Tax Manager and was appointed Vice President-Tax Manager in 1997. Prior to coming to the Company he was Senior Manager at Price Waterhouse. Mr. Brady is a graduate of University of San Francisco.

        Valerie Deitrick, age 40, was appointed Senior Vice President, Human Resources in December 2002. She joined the Company in 1998 as the Director of Compensation, Benefits & Systems. Prior to joining the Company she was a Human Resources Director at Sony Electronics. Ms. Deitrick is a graduate of California State University Long Beach with a BA in Human Resources Management.

         Dennis P. Joyce, age 41, was appointed Executive Vice President, Marketing and Sales in March 2003. He joined the Company in 2001 as Vice President, Marketing and became Senior Vice President, Woodbridge Brand in July 2001. From 1999 to 2000 he was Vice President, Marketing for PlanetRX.com, a leading Internet healthcare site. He also spent six years in brand management with Johnson & Johnson. Mr. Joyce is a graduate of Georgetown University, received his M.B.A. from the University of Michigan, and also studied at Oxford University.

         Russell Weis, age 40, was appointed Senior Vice President, International Business in July 2001. He joined the Company in 1993 as Export Manager, Asia Pacific. Prior to joining the Company he was International Brand Manager, California Wines for International Distillers and Vintners' North American Business Development unit. Mr. Weis is a graduate of Pacific Union College.

Meetings and Committees of the Board of Directors

         The Board of Directors held seven regular meetings during fiscal 2003. The Board of Directors has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. Each committee's charter, previously adopted by the Board of Directors, is posted on the company's website. All committee members are independent directors under applicable SEC and NASD standards. In particular the Board of Directors have determined that each member of the Audit Committee is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers.

         The Compensation Committee adopts and administers compensation plans for executive officers of the Company, including the Company's Amended and Restated 1993 Equity Incentive Plan. The Compensation Committee held seven meetings in fiscal 2003. The members of the Compensation Committee are Messrs. Thompson (Chairman), Rhoades and Greener.

         The Audit Committee selects the independent auditors for the Company (subject to ratification by the shareholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, and the effectiveness and adequacy of the system of financial reporting and internal accounting controls. The Audit Committee held ten meetings during fiscal 2003. The members of the Audit Committee are Messrs. Greer (Chairman), Bellamy and Greener. The Board of Directors has determined that at least one member of the Audit Committee, Mr. Greer, is an audit committee financial expert within the meaning of SEC Rule 229.401(h)(2).

         The Nominating and Governance Committee nominates, for shareholder approval, candidates for the Board of Directors. The committee will consider nominees recommended by shareholders who follow the procedures under the caption "Deadline for Shareholder Proposals" below. The committee is also responsible for governance matters including the qualifications and effectiveness of the Company's directors, the functions and membership of the board's committees, and compliance with the Company's Code of Conduct. The Nominating and Governance Committee held two meetings during fiscal 2003. The members of the Nominating and Governance Committee are Messrs. Greener (Chairman), Greer, Thompson and Bellamy.

Report of the Audit Committee

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements for its fiscal year ended June 30, 2003. The committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
380). The committee has reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed their independence with the independent auditors.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the Securities and Exchange Commission.

         The foregoing report is given by members of the Audit Committee, namely:

Philip Greer          Anthony Greener         Adrian Bellamy

PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of October 20, 2003 with respect to the beneficial ownership of the outstanding shares of Class A Common Stock and Class B Common Stock by (i) all persons known by the Company to own more than five percent of either class of the Company's Common Stock,
(ii) each director and director nominee and the executive officers named below under "Executive Compensation -- Summary Compensation Table", and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.



                                                     Class A Common Stock                        Class B Common Stock (1)
                                    -------------------------------------------------------    -----------------------------
                                                            Shares that May be
                                                                Acquired
                                                           within 60 days by
                                      Outstanding               Exercise of
                                        Shares            Options or Conversion  Percent           Shares           Percent
                                     Beneficially                  of               of          Beneficially          of
Beneficial Owner                        Owned                Class B Shares      Class (2)         Owned             Class
----------------                    ---------------      -----------------------   ------      ---------------      --------
Robert G. Mondavi                          8,800               1,703,764   (3)      14.8           1,703,764         26.2
R. Michael Mondavi                             -               1,864,273   (4)      15.9           1,567,343   (7)   24.1
Timothy J. Mondavi                             -                 904,981   (5)       8.4             740,390   (8)   11.4
Marcia Mondavi Borger                          -               1,706,734   (6)      14.8           1,690,234   (9)   26.0
Dorothy R. Mondavi                        40,620                 181,145   (3)       2.2             181,145          2.8
PPM America, Incorporated                888,998    (10)              -              9.0                  -             -
   225 W. Wacker Dr., # 1200,
   Chicago, IL  60606
Fidelity Management & Research Co.       834,100    (10)              -              8.5                  -             -
  One Federal St.,
  Boston, MA 02109
UBS Financial Services                   675,500    (10)              -              6.9                  -             -
    677 Washington  Blvd.,
   Stamford, CT  06901
Dimensional Fund Advisors                564,602    (10)              -              5.7                  -             -
   1299 Ocean Ave.11thFl.,
   Santa Monica, CA  90401
Waddell & Reed Investment                645,603    (10)              -              6.5                  -             -
   6300 Lamar  Ave.,
   Overland Park, KS  66202
Gregory M. Evans                          33,900                 177,314   (11)      2.1                  -             -
Henry J. Salvo, Jr.                        1,000                  34,599   (11)        *                  -             -
Frank E. Farella                           2,500                  16,500   (11)        *                  -             -
Philip Greer                              15,300                  22,000   (11)        *                  -             -
Bartlett R. Rhoades                        3,400                  19,500   (11)        *                  -             -
Anthony Greener                            1,000                  11,123   (11)        *                  -             -
John M. Thompson                           5,000                   3,245   (11)        *                  -             -
Adrian Bellamy                                 -                   3,108   (11)        *                  -             -
All executive officers and               113,827               6,938,938   (12)     41.8            5,882,876  (13)  90.4
directors as a group (18 persons)

      *   Less than 1%


(1) 214,209 shares of Class B Common Stock held by Robert Mondavi Properties, Inc., a wholly-owned subsidiary of the Company, are not considered outstanding for purposes of these calculations.

(2) Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a holder of Class B Common Stock is deemed to own beneficially the same number of shares of Class A Common Stock since the holder has the right, subject to the terms of the Stock Buy-Sell Agreement among the Company and the holders of the outstanding shares of Class B Common Stock, to convert his Class B Common Stock to Class A Common Stock. Pursuant to the same Rule, for purposes of calculating the percentage of the outstanding shares of Class A Common Stock owned by each named shareholder, the shares of Class A Common Stock which a holder of Class B Common Stock may acquire by conversion are considered outstanding only with respect to that holder. As a result, the stated percentages of ownership of the Class A Common Stock do not reflect the beneficial ownership of the Class A Common Stock which is actually outstanding as of October 20, 2003.

(3) Represents shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock.

(4) Includes 1,567,343 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 296,930 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of October 20, 2003.

(5) Includes 740,390 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 164,591 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of October 20, 2003.

(6) Represents 1,690,234 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 16,500 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of October 20, 2003.

(7) Excludes 105,000 shares of Class B Common Stock held by irrevocable trusts for the benefit of Michael Mondavi's children. Mr. Mondavi disclaims the beneficial interest in such shares. Includes 364,149 shares of Class B Common Stock owned by or in trust for Isabel Mondavi, Michael Mondavi's wife.

(8) Excludes 338,058 shares of Class B Common Stock held by irrevocable trusts for the benefit of Timothy Mondavi's children.

(9) Excludes 157,988 shares of Class B Common Stock held by irrevocable trusts for the benefit of Ms. Borger's children. Ms. Borger is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares. Includes 114,170 shares of Class B Common Stock held in trusts for the benefit of Timothy Mondavi's children, for which Ms. Borger serves as trustee and with respect to which she disclaims beneficial ownership.

(10)  Based on most recent available filings on Form 13F.

(11) Represents shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of October 20, 2003.

(12) Includes an aggregate of 1,056,062 shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of October 20, 2003.

(13) Excludes an aggregate of 626,858 shares of Class B Common Stock owned outright by or in trusts for members of the Robert Mondavi family not otherwise listed above.

Agreement Among Holders of Class B Common Stock

         The holders of the outstanding shares of Class B Common Stock and the Company are parties to a Stock Buy-Sell Agreement (the "Buy-Sell Agreement"). Pursuant to the Buy-Sell Agreement, no holder of shares of Class B Common Stock may, with limited exceptions, transfer Class B Common Stock or convert Class B Common Stock into Class A Common Stock without first offering such stock to the Company and then to the other parties to the Buy-Sell Agreement. The Buy-Sell Agreement applies to a broad range of transfers and dispositions other than (i) certain lifetime or testamentary transfers to issue of Robert and Marjorie Mondavi, (ii) transfers to or in trust for charitable institutions or (iii) certain other permitted transfers.

                             EXECUTIVE COMPENSATION

         The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended June 30, 2003, 2002 and 2001, respectively, by (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers (together, the "Named Executive Officers"):

                           Summary Compensation Table

                                             Annual Compensation                           Long-Term Compensation
                                     -------------------------------------        -----------------------------------------
                                                              (1) Other          # Securities  (6) Payouts        (7)
                            Fiscal                               Annual            Underlying    Long-Term      All Other
Name and Principal Position  Year     Salary        Bonus    Compensation          Options    Incentive Plan Compensation
--------------------------  -----    ---------      ------   --------------     -------------  -------------  -----------

Robert G. Mondavi            2003    $ 450,000       $   -         $    - (2)             -         $    -         $   -
  Chairman Emeritus          2002    $ 450,000           -              - (2)             -              -             -
                             2001      450,000           -              - (2)             -              -             -

R. Michael Mondavi           2003      602,376           -        109,224 (3)        25,000              -        42,166
  Chairman of the Board      2002      588,415           -        108,741 (3)        15,000              -        41,189
                             2001      537,307     205,200        108,741 (3)        47,003              -        51,975

Timothy J. Mondavi           2003      475,560           -         69,396 (4)        15,000              -        33,289
  Vice Chairman              2002      464,539           -         69,396 (4)        15,000              -        32,518
                             2001      440,383     195,500         69,228 (4)        23,336              -        44,512

Gregory M. Evans             2003      528,400           -              - (2)        30,000              -        36,988
  President and              2002      520,154           -              - (2)        25,000              -        36,411
  Chief Executive Officer    2001      413,844     179,100              - (2)        30,000              -        51,905

Henry J. Salvo, Jr.          2003      355,735           -         42,166 (5)        14,000              -        24,901
  Exec VP / CFO              2002      344,295           -         41,746 (5)        18,000              -        24,101
                             2001      301,733     106,000         41,634 (5)        30,500              -        28,541

(1) Includes perquisites, none of which individually exceeded 25% of total perquisites for the Named Executive Officer, except as noted.

(2) Individual perquisites do not exceed the lesser of $50,000 or 10% of salary and bonus.

(3)   Includes $94,500 in life insurance benefits.

(4)   Includes $55,995 in life insurance benefits.

(5) Includes $28,080 in life insurance benefits and $12,700 in automobile allowance.

(6) The Company has a deferred executive incentive compensation plan (the "E.I.C.P.") in which certain key officers participate. In February 1993, the Board of Directors determined that no future units would be awarded under the plan. However, the Plan remains in place with regard to existing units. No distributions from the E.I.C.P. were made to the named executive officers in fiscal 2001, 2002 or 2003.

(7) Includes the Company's contribution on behalf of the Named Executive Officers to the Company's defined contribution retirement plan and supplemental executive retirement plan. Retirement plan contributions in fiscal 2003 were $42,166 for R. Michael Mondavi; $33,289 for Timothy J. Mondavi; $36,988 for Gregory M. Evans; and $24,901 for Henry J. Salvo, Jr.

Option Grants

         The following table sets forth information with respect to options granted to the Named Executive Officers during the 2003 fiscal year. The options were granted at an exercise price equal to 100% of the fair market value of the Class A Common Stock at the date of grant and they vest at the rate of 1/60 per month over 60 months. The options expire ten years after the date of grant, or, if earlier, 180 days after termination of employment:

                      Option Grants in Last Fiscal Year (1)

                                                                                        Potential Realizable Value
                                                                                                    at
                                                                                          Assumed Annual Rates of
                                                                                         Stock Price Appreciation
                                                Individual Grants                          for Option Term (2)
                        -----------------------------------------------------------   ------------------------------

                                          Percent of
                                             total
                                            options
                           Number of        granted
                          securities     to employees      Exercise or
                          underlying      in fiscal        base price       Expiration
 Name                   options granted      year            ($/sh)            Date            5%            10%
-----------------        ------------    -----------      -----------        --------      ----------     ----------
Robert G. Mondavi                  -              -                  -              -            $ -           $ -
R. Michael Mondavi            25,000            9.0             $32.70        9/20/12        514,121     1,302,884
Timothy J. Mondavi            15,000            5.4             $32.70        9/20/12        308,473       781,731
Gregory M. Evans              30,000           10.8             $31.70         8/2/12        598,079     1,515,649
Henry J. Salvo, Jr.           14,000            5.0             $31.70         8/2/12        279,103       707,303

(1)  All options in this table relate to shares of Class A Common Stock.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term (ten years). These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the Company's future financial performance, overall market conditions and the optionee's continued employment during the prescribed vesting period.

Option Exercises and Year-end Value of Unexercised Options

         The following table sets forth information regarding each exercise of stock options during the 2003 fiscal year by a Named Executive Officer and the number and value of unexercised stock options held by the Named Executive Officers at June 30, 2003:


               Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (1)

                                                          Number of securities               Value of unexercised
                                                        underlying unexercised options              in-the-money
                          Shares                          at fiscal year end           options at fiscal year end (2)
                       Acquired on      Value        --------------------------------  ---------------------------------
Name                     Exercise     Realized ($)    Exercisable     Unexercisable     Exercisable      Unexercisable
------                 -------------  -------------  --------------  ----------------  --------------   ----------------
Robert G. Mondavi          -              $    -               -                 -         $   -              $   -
R. Michael Mondavi          10,000       116,000         283,121            63,684         119,700              6,300
Timothy J. Mondavi          -              -             156,350            39,044          89,775              4,725
Gregory M. Evans            -              -             163,992            66,370         548,325              6,300
Henry J. Salvo, Jr.         -              -              27,750            39,750             -                  -

(1)   All options in this table relate to shares of Class A Common Stock.

(2) Represents the fair value of the underlying securities at fiscal year-end ($25.02 per share based on the NASDAQ closing price) minus the exercise price.

Options Authorized for Grant Under Equity Compensation Plans

         The following table sets forth information with respect to the Company's compensation plans under which stock options may be granted as of June 30, 2003. The equity compensation plans approved by shareholders include the 1993 Equity Incentive Plan and the 1993 Non-Employee Directors' Stock Option Plan.



                      Equity Compensation Plan Information

                             Number of securities                                  Number of securities
                               to be issued upon         Weighted average         remaining available for
                                  exercise of           exercise price of      future issuance under equity
     Plan Category            outstanding options      outstanding options           compensation plan
-------------------------   ------------------------  -----------------------  ------------------------------
Equity compensation                1,655,061                 $ 33.32                      170,744
plans approved by
shareholders

Equity compensation
plans not approved by
shareholders                          -                        -                            -

Total                              1,655,061                 $ 33.32                      170,744

Board Compensation

         Directors who are not employed by the Company are paid a $12,000 annual retainer, $1,000 for each Board meeting attended and $500 for each committee meeting attended. Non-employee directors are also reimbursed for expenses incurred in attending meetings. Upon election to the Board, each director is granted options to purchase that number of shares of Class A Common Stock equal to $150,000 divided by the closing price of the stock reported on NASDAQ on the date the director joins the Board. The Non-Employee Directors' Stock Option Plan also provides for additional annual grants to the outside directors of 2,000 options each year. The plan authorizes the Board of Directors to award options to an individual director or directors as a financial incentive. On July 11, 2001, the Board of Directors awarded 2,500 options to Mr. Greer and 2,500 options to Mr. Greener. The options, which vested immediately, are exercisable at $41.07 per share, the closing price of the Class A Common Stock on NASDAQ on the date of grant. By terms of the award Messrs. Greer and Greener will each receive, at the same $41.07 exercise price, 2,500 additional options if the Company's return on invested capital (ROIC) for its fiscal year ended June 30, 2004 is 10.7% per annum or better; 2,500 additional options if that figure is 11.2% or better; and 2,500 additional options if that figure is 11.7% or better.

Report of the Compensation Committee

General
-------

         The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee is composed entirely of directors who are not employees of the Company, and who are independent under applicable NASD rules.

         The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of shareholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants and restricted stock units (RSUs). These elements are designed to operate on an integrated basis and together comprise total compensation value.

         The Compensation Committee reviews executive compensation in light of the Company's performance during the fiscal year and compensation data at companies that are considered comparable. In reviewing the Company's performance during fiscal 2003, the Compensation Committee considered a variety of factors. The Company and the premium wine industry continued to feel the effects of the recession and a worldwide oversupply of wine. To improve the Company's position in this fiercely competitive market, during 2003 the Company began implementing a number of significant changes to its business. These include the centralization of all marketing and sales responsibilities and all California production and vineyard operations, a workforce reduction and the sale of non-strategic assets. As a result of these changes, in fiscal 2003 the Company recorded significant charges related to bulk wine inventory write-downs, employee separation expenses, grape contract buyouts, and vineyard write-downs. Thus, while net revenues were up 2.6% from fiscal 2002, reported net income for fiscal 2003 was $17.3 million, compared to $25.5 million for fiscal 2002. In reviewing Company performance, the Compensation Committee considered these factors as a whole without assigning specific weights to particular factors.

Base Salary
-----------

         Base salary levels for the Company's executives are determined by the Compensation Committee based on factors such as individual performance (e.g. leadership, level of responsibility, management skills and industry activities), Company performance (as discussed above) and competitive pay practices. The base salary level for Mr. Robert Mondavi is established by his employment agreement described below.

         Base compensation for Mr. Evans, the Chief Executive Officer, was reviewed by the Compensation Committee in the context of compensation packages awarded to senior executive officers at comparable companies selected by an outside compensation consultant. The companies included in the comparison are not the same as the companies included in the peer group index in the performance graph included elsewhere herein. The Compensation Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes. The Chief Executive Officer's base salary was reviewed against the 50th percentile of the comparative data.

Annual Cash Incentives
----------------------

         The annual cash incentive is designed to provide a short-term (one-year) incentive to executives, is based on the Company meeting certain predetermined financial and operating goals, and is allocated among the executives based on the Committee's assessment of the performance of each executive, following consultation with the Chief Executive Officer. In addition, cash incentive compensation may be granted by the Committee to certain executives based on their performance of individual goals established in advance by the Committee. These individual goals emphasize objective, quantifiable measurements, but also may include subjective factors, such as leadership and management skills. No cash bonuses were paid to the Named Executive Officers for fiscal 2003.

Stock Options
-------------

         Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Class A Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Compensation Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program.

Restricted Stock Units
----------------------

         Beginning with fiscal 2004 the Compensation Committee expects to use relatively fewer stock option awards and relatively more RSUs as a stock-based incentive for management. RSUs will be subject to vesting conditions requiring the recipient of an RSU to continue his employment over the defined vesting period and the attainment of defined improvements in EBIT (earnings before interest and taxes) and EP (economic profit, or EBIAT (earnings before interest after taxes) divided by capital employed, less cost of capital times capital employed). RSUs are seen as a way to align the longer term interests of management and shareholders, with less regard for short term stock price movements than may be associated with stock options. In general, RSUs result in less dilution to other shareholders than the equivalent dollar value of stock options.

The Compensation Committee has established a target level of ownership of Company Class A Common Stock by the Company's executives equal to at least 25% of any vested RSUs. In addition, the CEO has a target level of ownership equal two times annual salary .

IRC Section 162(m)
------------------

         Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. Certain types of compensation, however, including "performance-based compensation," are disregarded for purposes of the deduction limitation. Awards of options under the Equity Plan are intended by the Compensation Committee to qualify for the exclusion for performance-based compensation. Some RSUs may not qualify for the exclusion, but in the view of the committee any non-deductible amounts as may be associated with awards of RSUs to employees covered by Section 162(m) should not be material.

         The foregoing report is given by the members of the Compensation Committee, namely:

           Anthony Greener      Bartlett R. Rhoades       John M. Thompson

Performance Graph

         The line graph below compares the cumulative total return to holders of the Company's Common Stock in the period from June 30, 1998 to June 30, 2003, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group index comprised of beverage alcohol companies whose returns have been weighted based on market capitalization as of June 30, 2003. The peer group index includes Chalone Wine Group, Ltd., Constellation Brands, Inc., Brown-Forman Corporation , Diageo PLC, Allied Domecq PLC, Pernod-Ricard SA, BRL Hardy Ltd. (through April 9, 2003, when BRL was acquired by Constellation), Vina Concha y Toro SA and Foster's Group Ltd. The graph assumes an investment of $100.00 on June 30, 1998 in the Company and in the comparison indices. "Total return," for purposes of the graph, assumes reinvestment of all dividends.

                       [STOCK PERFORMANCE GRAPH OMITTED]

         The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

Beneficial Ownership Reporting Compliance

         The Company's executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2003 all filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner, with the following exceptions: Robert
G. Mondavi, Adrian Bellamy, Frank Farella, Anthony Greener, Philip Greer, Bartlett Rhoades and John Thompson each made one late filing covering one transaction. Timothy Mondavi made one late filing covering two transactions. Marcia Mondavi Borger made two late filings each of which covered one transaction.

Employment Agreements

         In February 1993, Robert Mondavi entered into an agreement with the Company which replaced his Personal Services Agreement executed in 1979. The current agreement provides for a fixed annual salary of up to $500,000.

         Gregory M. Evans and Henry J. Salvo have entered into employment agreements dated as of July 1, 2001 which provide for base salary, incentive compensation and other benefits and perquisites.

Certain Transactions

         Frank Farella is a partner in the law firm of Farella, Braun & Martel which provides certain legal services to the Company and to Robert G. Mondavi. Pursuant to a written agreement, the Company also buys wine grapes at fair market value from Farella-Park Vineyards, a Napa Valley vineyard owner, in which Mr. Farella holds an interest. The Company paid Farella-Park Vineyards $115,000 for grapes during the fiscal year ended June 30, 2003.

         In November, 1998 Michael Mondavi bought approximately 18 plantable acres of land in Napa Valley from an unaffiliated third party. He has hired Robert Mondavi Winery to develop and farm the land as vineyards, for which he pays the winery a market-rate fee equal to $250 per plantable acre plus its costs of farm labor, materials and equipment. From time to time Mr. Mondavi may sell grapes from the vineyard to the Company at prevailing market prices.

         In September 2003 the Company, in an effort to reduce its assets held for business meetings and entertainment, sold to Robert Michael Mondavi , Jr. a guest house on approximately 2.70 acres of land. The guest house is located nearby other Mondavi residences and has limited access from public roadways. Three independent MAI appraisals of the property were obtained. They averaged $2.0 million. The sale price was $2.1 million, less adjustments for needed repairs in the agreed amount of $100,000, for the net sum of $2.0 million paid in cash to the Company at closing.

         It is the Company's current policy that all transactions by the Company with its officers, directors, 5% shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.


                       APPOINTMENT OF INDEPENDENT AUDITORS
                              (Proposal 2 on Proxy)

         The firm of PricewaterhouseCoopers LLP has served as independent auditors for the Company since fiscal 1978 and has been appointed by the Audit Committee of the Board of Directors as the Company's independent auditors for the fiscal year 2004, subject to ratification by the shareholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be available at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if they wish.

Audit Fees

         PricewaterhouseCoopers LLP billed the Company an aggregate of $247,000 and $214,000 in the fiscal years ended June 30, 2003 and 2002, respectively, for the audit of the Company's annual financial statements and its reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for those fiscal years.

Audit-Related Fees

         PricewaterhouseCoopers LLP billed the Company an aggregate of $43,000 and $12,000 in the fiscal years ended June 30, 2003 and 2002, respectively, for assurance and related services by PricewaterhouseCoopers LLP related to its performance of the audit or review of the company's financial statements, which are not included in the audit fees reported immediately above. Those related services include review of our responses to a comment letter from the Securities and Exchange Commission and review of a financing transaction.

Tax Fees

         PricewaterhouseCoopers LLP billed the Company an aggregate of $125,000 and $148,000 in the fiscal years ended June 30, 2003 and 2002, respectively, for its professional services for tax compliance, tax advice, and tax planning..

All other fees

         No fees for services other than the preceding were billed by PricewaterhouseCoopers LLP in the fiscal years ended June 30, 2003 and 2002.

Auditor Independence

         The Audit Committee has determined that PricewaterhouseCoopers LLP's provision of the services described above is compatible with maintaining its independence. Under its Charter the Audit Committee must pre-approve all audit and non-audit services to be performed by the Company's principal auditor.

Recommendation

         The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.


                            PROPOSED AMENDMENT TO the
                           1993 EQUITY INCENTIVE Plan
                              (Proposal 3 on Proxy)

         Shareholders are asked to approve an amendment to the 1993 Equity Incentive Plan (the "Equity Plan"), adopted by the Board of Directors on September 15, 2003, to reserve an additional 900,000 shares of Class A Common Stock for issuance under that plan. A copy of the Equity Plan with the proposed amendment is appended to this Proxy Statement. The summary below is qualified by reference to the plan document.

Purpose

         The purpose of the Equity Plan is to afford selected key employees the opportunity to acquire an equity interest in the Company, so as to attract and retain highly qualified individuals for positions of substantial responsibility, to provide them with additional incentives in line with the interests of shareholders and thereby to promote the success of the Company.

Shares Available under Plans

         3,185,294 shares of Class A Common Stock have been reserved for issuance under the Equity Plan. To date options covering a total of 3,518,358 shares have been granted, 355,259 options have been forfeited, and therefore 22,195 shares (plus any options which may be forfeited and thus become available again for future grants) remain available to be granted as options or RSUs. The Equity Plan expires February 25, 2013, unless it is terminated earlier by action of the Board of Directors.

Administration of and Eligibility for Equity Plan

         The Equity Plan is administered by the Compensation Committee of the Board of Directors. It provides that options, RSUs and other forms of stock-based awards may be granted to key employees (including officers and directors who are also employees) and consultants to the Company or any parent or subsidiary. Incentive stock options may only be granted to employees. The Compensation Committee selects qualified participants and determines the amount of the award and pertinent terms and restrictions applicable to each participant. In making such determination, there is taken into account the duties and responsibilities of the employee or consultant, the value of his or her services, his or her present and potential contribution to the success of the Company and other relevant factors. The plan authorizes the Compensation Committee to grant stock options, stock appreciation rights, performance grants, stock bonuses and awards of restricted stock, including RSUs.

Terms of Options Under Equity Plan

         Options granted under the Equity Plan are evidenced by a written Option Agreement between the Company and the optionee. The Compensation Committee may determine the specific terms of each Option Agreement within the limits set forth in the Equity Plan. Options are designated at the time of grant as incentive stock options or non-statutory options. Options granted by the Company are typically subject to the following terms and conditions:

         (a) Exercise of the Option. Through the Company's fiscal year 2003, options granted under the plan vest at the rate of 1.67% per month over a 60 month period and terminate ten years after the date of the grant. Beginning in fiscal 2004, options generally vest at the rate of 2.083% per month over a 48 month period and terminate ten years after the date of the grant. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Class A Common Stock to be purchased and tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may be by cash, or, in the discretion of the Compensation Committee, by (i) delivery to the Company of other Class A Common Stock, (ii) a deferred payment plan with interest payable at least annually, (iii) various cashless exercise methods, or (iv) any other form of legal consideration that is acceptable to the Committee. Options expire ten years after the date of grant.

         (b) Exercise Price. The exercise price of any incentive stock option granted under the Equity Plan must be at least 100% of the fair market value per share at the time of grant. The exercise price of any non-statutory stock option granted under the Equity Plan must be at least 50% of the fair market value per share at the time of grant. The Compensation Committee may, with the consent of holders of outstanding options, reprice or grant new options in substitution for outstanding options.

         (c) Termination of Employment. If an optionee's employment or consulting relationship with the Company is terminated, options which have vested must generally be exercised within six months after termination. In case of an optionee's death, disability or retirement, the Compensation Committee, in its discretion, may extend the option exercise period.

         (d) Transferability. Except as may be allowed by the Compensation Committee in specific cases, options may not be sold, pledged, assigned or otherwise disposed of other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by such optionee.

Stock Appreciation Rights

         A stock appreciation right or SAR is a right to receive a payment, in cash, shares of stock or a combination of cash and stock, equal to the excess of the market price at time of exercise of a specified number of shares over the exercise price of the SAR. The Equity Plan authorizes the Compensation Committee to grant SAR's either separately or in tandem with options.

Performance Grants

         A performance grant is a grant, subject to the attainment of specified performance goals, of shares of stock or of the right to receive shares of stock (or their cash equivalent or a combination of both) in the future. The Equity Plan authorizes the Compensation Committee to fix the terms of each performance grant, including the performance goals on whose attainment the value of the grant is conditioned. Performance goals may include, among other things, return on assets, operating ratios, cash flow, shareholder return, revenue growth, net income, earnings per share, debt reduction, return on investment, revenue and attainment of budgets. The earned portion of a performance grant may be paid out in restricted or non-restricted shares, cash or a combination of shares and cash in the discretion of the Compensation Committee.

Stock Bonuses and Restricted Stock

         The Equity Plan authorizes the Compensation Committee to award shares as a stock bonus, as restricted stock or as restricted stock units, as well as to make shares available to a participant for purchase, subject to vesting requirements or other restrictions as the Compensation Committee may impose. Stock may be awarded or sold in consideration of past services rendered to the Company. Awards may provide that shares will be issued at the time of award, subject to forfeiture if the restrictions are not satisfied, or that shares will be issued only upon fulfillment or expiration of the restrictions. RSUs are used by the Company as a long-term incentive (LTI) and retention device for management and a limited number of key employees and are generally granted subject to vesting conditions based on continued employment and attainment of predetermined financial goals.

Amendment and Termination of the Plan

         The Board may amend or terminate the Equity Plan, except that such termination may not affect options previously granted nor may any amendment make any change in an option previously granted, which adversely affects the rights of any participant. No amendment may be made to the Equity Plan without prior approval of the shareholders to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 422 of the Internal Revenue Code of 1986, as amended. Unless the proposed amendment is approved, the Equity Plan will expire on February 25, 2003. Expiration of the plan would not affect options or other stock rights granted before that time.

Restrictions on Resale

         Certain officers and directors of the Company may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act of 1933. Even though the sale of Class A Common Stock by the Company to affiliates and other participants under the Equity Plan is registered under the Securities Act, such shares may only be reoffered or resold by affiliates pursuant to an effective registration statement, Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. Participants who are not affiliates may resell stock acquired under the Equity Plan without further registration and free of the restrictions of Rule 144. Executive officers and directors who participate in the Equity Plan may also be subject to the prohibition on short-swing profits contained in Section 16(b) of the Securities Exchange Act of 1934, although the Equity Plan is designed to meet the exemption created by Rule 16 b-3.

Tax Consequences of Options

         Incentive Stock Options
         -----------------------

         (a) General Rules. If an option granted under the Equity Plan is treated as an incentive stock option (an "ISO") under the Code, the optionee will recognize no income upon grant of the option, and will recognize no income upon exercise of the option unless the alternative minimum tax rules apply. See "Alternative Minimum Tax" below. The Company will not be entitled to a deduction either at the time of the option grant or upon exercise of the option.

         (b) Holding Periods. Upon the sale of the shares at least two years after the grant of an ISO and one year after exercise of an ISO (the "statutory holding periods"), any gain will be taxed to the optionee as either mid-term or long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a "disqualifying disposition"), the optionee will recognize compensation income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. Any additional gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

          Different rules may apply if shares are purchased by an optionee who is subject to the short-swing prohibitions of Section 16(b) of the Securities Exchange Act of 1934 and the optionee subsequently disposes of such shares prior to the expiration of statutory holding periods. Vested ISO's which are not exercised within ninety days after the optionee's termination of employment automatically become non-statutory options and are taxed in the manner described below.

         (c) Surrendered Shares. If shares of the Company's Class A Common Stock which were acquired on exercise of an ISO are surrendered ("surrendered shares") in connection with the exercise of another ISO within the statutory holding periods, the exchange will be treated as a "disqualifying disposition" of such surrendered shares and the excess of the fair market value of such shares on the date they were purchased over the purchase price will be recognized by the optionee as compensation income, unless the fair market value of the surrendered shares declined in value since the shares were purchased. In that event, the optionee's compensation income will be limited to the amount (if any) by which the fair market value of the surrendered shares at the date of the exchange exceeds the option price paid for such surrendered shares. Any excess of the fair market value of the surrendered shares at the date the shares are surrendered over the purchase price paid for such surrendered shares, which is not recognized as compensation income as described above, will not be recognized as taxable gain at the time of the exchange. The Company will be allowed a deduction in the amount of the ordinary income recognized by the optionee. If the surrender of shares of the Company's Class A Common Stock in connection with the exercise of an ISO does not result in a disqualifying disposition of such surrendered shares, the optionee will not recognize taxable income at the time of such option exercise (unless the alternative minimum tax rules apply), and the Company will not be allowed a deduction.

         (d) Federal Estate Taxes. Upon the death of an optionee who has not exercised an ISO, the value of such option (determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option, the holder's basis in the option shares will include the value of the option included in the estate plus the price paid for the option shares. Different rules apply if the option shares are sold before the expiration of the one-year and two-year holding periods described above.

         Non-statutory Options
        ----------------------

         (a) General Rules. An optionee will not recognize any taxable income at the time he is granted a non-statutory option. Upon exercise of the option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. Taxation may be deferred for a six-month period after exercise (unless a Section 83(b) election is filed with the Internal Revenue Service within 30 days after the date of exercise) when shares are purchased by an optionee who is subject to Section 16(b) of the Exchange Act.

                  Upon the surrender of shares of the Company's Class A Common Stock in connection with the exercise of a non-statutory stock option, the optionee will recognize compensation income as described above. A number of the acquired shares, equal in number to the surrendered shares, will have a basis equal to the optionee's basis in the surrendered shares. Any additional shares acquired in the exchange will have a zero basis, increased by any compensation income recognized with respect to the exercise of the non-statutory option.

                  The Company will be entitled to a tax deduction in the amount and generally at the time that the Optionee recognizes ordinary income with respect to shares acquired upon exercise of a non-statutory option.

         (b) Withholding. The compensation income recognized by an optionee who is also an employee or former employee will be treated as wages and will be subject to income tax and employment tax withholding by the Company out of the current compensation paid to the optionee. If such current compensation is insufficient to pay the withholding tax, the optionee will be required to make direct payment to the Company for the tax liability.


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

         (c) Gain or Loss on Sale. Upon a resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-statutory option will be treated as capital gain or loss.

         (d) Federal Estate Tax. Upon the death of an optionee who has not exercised his or her non-statutory option, the value of such option (determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option, the holder will recognize compensation income as described above, and will be allowed a deduction based upon any estate tax paid with respect to the value of such option.

         Alternative Minimum Tax
         -----------------------

         The exercise of an ISO may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. The AMT is calculated by applying a tax rate of 26% on the first $175,000 in excess of the exemption amount and 28% on the excess over $175,000. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference, less (iii) an exclusion of $45,000 for joint returns and $33,750 for individual returns. These exclusion amounts are reduced by an amount equal to 25% of the amount by which the alternative minimum taxable income exceeds $150,000 and $112,500, respectively.

         In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to a non-statutory option. This may be particularly significant with respect to optionees who are subject to Section 16(b) of the Exchange Act. See "Non-statutory Options." Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under Section 83(b) within thirty days after the date of exercise of an ISO. Therefore, an optionee should consult his own tax advisor prior to exercising an ISO concerning the advisability of filing an election under
Section 83(b) of the Code.

Other Equity Plan Benefits

         A participant granted a Stock Appreciation Right or SAR will have no taxable income upon the grant, but will recognize taxable income upon the exercise of the SAR measured by the difference between the market value of the underlying Class A Common Stock at exercise and the exercise price. The Company will be entitled to a corresponding tax deduction at that time. With respect to Performance Grants, Stock Bonuses and Restricted Stock, a participant will generally include as ordinary income the excess of the fair market value of the Class A Common Stock received over any applicable exercise price at the time that the stock becomes substantially vested. The Company will be entitled to a corresponding tax deduction at that time.

Provisions Relating to Section 162(m) of the Code

         Section 162(m), as added to the Code in 1993, denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. It is possible that compensation attributable to awards under the Equity Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain types of compensation, however, including so-called "performance-based compensation," are disregarded for purposes of the deduction limitation. Compensation attributable to stock options and SARs having an exercise price not less than the fair market value of the Company's Class A Common Stock on the grant date should qualify as performance-based compensation under the Equity Plan. RSUs may or may not qualify, depending on the vesting criteria for specific awards.

Recent Stock Price

         The closing price of the Class A Common Stock on October 20, 2003, as reported on the NASDAQ Stock Market, was $32.41 per share.

Recommendation

         The Board of Directors recommends that shareholders vote FOR approval of the proposed amendment to the Equity Incentive Plan. If this proposal is not approved, then the plan will remain in effect as previously adopted and amended.

                                  OTHER MATTERS

General

         The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters described above. If any other business should properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors. Discretionary authority for them to do so is contained in the proxy cards.

Deadline for Shareholder Proposals

         Any shareholder proposal intended for presentation at the 2004 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices located at 7801 St. Helena Highway, Oakville, California 94562 by June 30, 2004 for inclusion in the Company's proxy materials related to that meeting.

         The Bylaws of the Company provide that in order for a shareholder to bring business before or propose director nominations at an Annual Meeting, the shareholder must give written notice to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the Annual Meeting. The notice must contain specified information about the proposed business or each nominee and about the shareholder making the proposal or nomination. In the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the Annual Meeting date was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.


                                             By Order of Board of Directors,

                                             /s/ Mike Beyer
                                             -------------------
                                             Mike Beyer
                                             Secretary

October 28, 2003

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